                                                        EXHIBIT  99
                     SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
                              of the
                 Securities Exchange Act of 1934
                       (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement        [  ] Confidential, for Use of the
                                             Commission Only (as
                                             permitted by Rule 14a-
                                             6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                            WICOR, Inc.
          -----------------------------------------------
         (Name of Registrant as Specified in its Charter)

-----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                                      WICOR
                            626 East Wisconsin Avenue
                                  P.O. Box 334
                              Milwaukee, WI  53201

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 24, 1997


To the Shareholders of
WICOR, Inc.:

	NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of WICOR, Inc. will be held Thursday, April 24, 1997, at 2:00 P.M. (local time), at the Italian Community Center, 631 East Chicago Street, Milwaukee, Wisconsin, for the following purposes:

	 1.	To elect three directors to hold office until the 2000 Annual
Meeting of Shareholders and until their successors are duly elected and qualified.

	 2.	To consider and act upon any other business which may be properly brought before the Annual Meeting or any adjournment thereof.

	The close of business Friday, February 21, 1997, has been fixed as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

	A proxy and Proxy Statement are enclosed herewith.

                                         By Order of the Board of Directors



                                         Robert A. Nuernberg
                                         Secretary

March 13, 1997

	YOUR VOTE IS IMPORTANT.  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN
EXACTLY AS YOUR NAME APPEARS, AND RETURN IMMEDIATELY

                                     WICOR
                          626 East Wisconsin Avenue
                                  P.O. Box 334
                          Milwaukee, Wisconsin 53201

                                PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 24, 1997

	This Proxy Statement is being furnished to shareholders by the Board of Directors of WICOR, Inc. (the "Company") beginning on or about March 13, 1997, in connection with a solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, April 24, 1997, at 2:00 P.M.(local time), at the Italian Community Center, 631 East Chicago Street, Milwaukee, Wisconsin, and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

	Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting and at any adjournment thereof. A properly executed proxy will be voted as directed therein by the shareholder.

	Only holders of record of the Company's Common Stock, $1 par value ("Common Stock"), at the close of business on February 21, 1997, are entitled to vote at the Annual Meeting and at any adjournment thereof. On that date, the Company had outstanding and entitled to vote 18,413,709 shares of Common Stock. The record holder of each outstanding share of Common Stock is entitled to one vote per share.

	The Company is a holding company. Its principal subsidiaries include Wisconsin Gas Company ("Wisconsin Gas"), Sta-Rite Industries, Inc. ("Sta-Rite"), SHURflo Pump Manufacturing Co.("SHURFlo"), Hypro Corporation ("Hypro"), WICOR Energy Services Company ("WICOR Energy") and FieldTech, Inc. ("FieldTech").


                       ITEM NO. 1:  ELECTION OF DIRECTORS

	The Board consists of 10 directors. The Company's By-laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, shareholders will elect three directors to hold office until the 2000 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting). Consequently any shares not voted, whether due to abstentions, broker non-votes or otherwise, have no impact on the election of directors. However, abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.

	Unless shareholders otherwise specify, the shares represented by the proxies received will be voted "FOR" the indicated nominees for election as directors. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to continue to serve as a director if elected. However, in the event that any nominee should be unable or for good cause unwilling to serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

	The following tabulation sets forth information regarding the three nominees for election as directors and the seven continuing directors. Except as otherwise noted, each such person has engaged in the principal occupation or employment and held the offices shown for more than the past five years

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                   For Three-Year Terms Expiring April, 2000

A photograph of each nominee and director continuing in office appears adjacent to the nominee's/director's name and personal information.

WILLIE D. DAVIS                    Mr. Davis, 62, is President, Chief
Audit (Chairman) and Compensation  Executive Officer and a director of
  Committees                       All Pro Broadcasting, Inc., which owns
Director since 1990                and operates radio stations in Los
                                   Angeles and Milwaukee.  Mr. Davis is
                                   director of Alliance Bank, The Dow
                                   Chemical Co., Johnson Controls, Inc.,
                                   Kmart Corp., L.A. Gear Inc., MGM Grand
                                   Inc., Rally's Hamburgers, Inc., Sara
                                   Lee Corporation and Strong Capital
                                   Management, Inc.

GUY A. OSBORN                      Mr. Osborn, 61, is Chairman and a
Compensation (Chairman) and        director of Universal Foods Corporation,
Retirement Plans Investment        an international manufacturer and
Director since 1987                marketer Committees of value-added food
                                   products.  He joined Universal Foods in
                                   1971 and assumed his current position in 1996. Prior thereto, he was Chairman and Chief Executive. He is a director of Firstar Corporation, Firstar Bank
                                   Milwaukee, N.A., and Fleming Companies,
                                   Inc., and is a Trustee of The
                                   Northwestern Mutual Life Insurance
                                   Company.

WILLIAM B. WINTER                  Mr. Winter, 68, is the Retired Chairman,
Audit and Nominating               Chief Executive Officer and Director of
Committees                         Bucyrus-Erie Company, a manufacturer of
                                   Directors since 1980 mining machinery,
                                   and its parent corporation B-E Holdings
                                   Inc.

            MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                       TERMS EXPIRING APRIL, 1998

WENDELL F. BUECHE                  Mr. Bueche, 66, is the Chairman, Chief
Audit and Compensation             Executive Officer and a director of
  Committees                       IMC Global, Inc., a producer and marketer
Director since 1984                of crop nutrients.  He was named to that
                                   position in 1993. Mr. Bueche previously was Chairman, President and Chief
                                   Executive Officer of Allis-Chalmers
                                   Corporation. Mr. Bueche is a director of Marshall & Ilsley Corporation and M&I
                                   Marshall & Ilsley Bank

DANIEL F. McKEITHAN, JR.           Mr. McKeithan, 61, is President, Chief
Compensation and Retirement        Executive Officer and a director of
  Plans Investment (Chairman)      Tamarack Petroleum Company, Inc., an
  Committees                       operator of producing oil and gas wells.
Director since 1989                He is also President and Chief Executive
                                   Officer of Active Investor Management,
                                   Inc., a manager of oil and gas wells; and SeisTech Development, Inc., an oil and gas exploration and development company, which he formed in 1995. He is a director of Firstar Corporation and The
                                   Marcus Corporation, and is a trustee of
                                   The Northwestern Mutual Life Insurance
                                   Company.

GEORGE E. WARDEBERG                Mr. Wardeberg, 61, is President and
Nominating Committee               Chief Executive Officer of the Company
Director since 1992                and Chairman of its subsidiaries.
                                   He has held his positions with the company, Wisconsin Gas, Sta-Rite and SHURflo since
                                   1994; with Hypro and WICOR Energy since
                                   1995; and with FieldTech since 1996. He served in other executive capacities with the Company and its subsidiaries from 1989 until he assumed his current positions. He is a director of M&I
                                   Marshall & Ilsley Bank.

ESSIE M. WHITELAW                  Ms. Whitelaw, 48, is President and
Nominating and Retirement          Chief Operating Officer of Blue
  Plans Investment Committees      Cross & Blue Shield United of
Director since 1992                Wisconsin, a comprehensive health care
                                   insurer.  She has held that position
                                   since 1992.  She served in other
                                   executive capacities with Blue Cross &
                                   Blue Shield United from 1986 until she
                                   assumed her current position.  She is a
                                   director of Universal Foods Corporation.

               Members of the Board of Directors continuing in office
                         Terms Expiring April, 1999.

JERE D. McGAFFEY                     Mr. McGaffey, 61, is a partner in the
Nominating (Chairman) and            law firm of Foley & Lardner. (1) He has
  Retirement Plans Investment        been in practice with that firm since
  Committees                         1961 and has been a partner since 1968.
Director since 1980                  Mr. McGaffey is a director of Smith
                                     Investment Company.

THOMAS F. SCHRADER                   Mr. Schrader, 47, is President and
Director since 1988                  Chief Executive Officer of Wisconsin
                                     Gas, WICOR Energy and FieldTech, and Vice
                                     President of the Company. Mr. Schrader is a director of Firstar Trust Company

STUART W. TISDALE                    Mr. Tisdale, 68, is the Retired Chairman
Audit and Nominating                 and Chief Executive Officer of the
  Committees                         Company.  He is a director of Marshall &
Director since 1980                  Ilsley Corporation, M&I Marshall & Ilsley
                                     Bank, Modine Manufacturing Co. and Twin
                                     Disc Inc.

(1) Foley & Lardner was retained in 1996 by the Company and its subsidiaries to provide legal services and has been similarly retained in 1997.

                           THE BOARD OF DIRECTORS

General

	The Board held eight meetings in 1996. Each director attended at least 75% of the total of such meetings and meetings of any committees on which such director served. The Board maintains standing Audit, Nominating, Compensation, and Retirement Plan Investment Committees.

	The Audit Committee held two meetings in 1996. The committee's functions include recommending the selection of the independent auditors each year; consulting with the independent auditors regarding the scope and plan of audit, internal controls, fees, non-audit services (including the possible effect of such services on the independence of the auditors), the audit report and related matters; reviewing other accounting, internal audit and financial matters; investigating accounting, auditing or financial exceptions which may occur; and overseeing the corporate compliance programs of the Company and its subsidiaries.

	The Nominating Committee held two meetings in 1996. The committee's functions include recommending those persons to be nominated by the Board for election as directors of the Company at the next Annual Meeting of Share-holders and recommending the person to fill any unexpired term on the Board which may occur. The committee will consider nominees recommended by share-holders, but has no established procedures which must be followed to make recommendations.

	The Compensation Committee held four meetings in 1996. The committee's functions include reviewing and recommending adjustments to the salaries of the officers of the Company and the presidents of its subsidiaries; administering the 1981 Stock Option Plan, the 1987 Stock Option Plan, the 1992 Director Stock Option Plan, the 1994 Long-Term Performance Plan and the other incentive compensation plans of the Company and its subsidiaries; and reviewing and recommending director compensation.

Compensation of Directors

	The Company revised its director compensation program effective January 1, 1997, to eliminate the retirement plan for directors, to tie more of the directors' compensation to the performance of the Company's stock, and to adjust the overall compensation level. Only non-employee directors receive compensation for service as directors.

	Cash Compensation. Effective January 1, 1997, the Company pays its directors the following cash compensation: an annual retainer fee of $6,000 (compared with $10,000 prior to 1997), $600 for each Board meeting they attend (no change), and $900 for each Board committee meeting they attend (compared to $600 prior to 1997). Committee chairmen are paid an additional annual retainer fee of $1,000 and receive meeting fees for meetings with the Chief Executive Officer of the Company relating to committee business. Wisconsin Gas pays its directors an annual cash retainer fee of $4,000 (compared with $7,000 prior to 1997), and $600 for each Board meeting they attend (no change). Presently, all directors of Wisconsin Gas are also directors of the Company. Any fees payable to directors in cash may, at the option of each individual director, be deferred for future payment as discussed below

	Deferred Compensation. Effective January 1, 1997, the Company and Wisconsin Gas established identical deferred stock plans. Under the deferred stock plans, each director will receive on January 1 each year beginning in 1997, 557 deferred stock units (334 from the Company and 223 from Wisconsin
Gas). These deferred stock units represent a grant date value of $19,982 based on the price of a share of Company Common Stock on December 31, 1996 ($35.875). Each deferred stock unit will be credited with an amount equal to the dividend paid on a share of Common Stock if and when such dividends are declared and paid. Such dividend-equivalent amounts will be converted into deferred stock units based on the per-share price on the dividend payment date. When a director retires, leaves the Board or dies, the director's account balance will be paid out in shares of Common Stock. The Company intends to purchase Common Stock on the open market from time to time in its discretion to accumulate shares of Common Stock to be used for settlement of deferred stock balances. However, the Company does not intend to fund its future payment obligations under the deferred stock plan. Directors also received a one-time grant of deferred stock units corresponding to the present value of their accrued benefit under the director retirement plan which was terminated, as discussed below.

	The Company and Wisconsin Gas each maintain a deferred compensation plan for directors which entitles a director to defer directors' fees otherwise payable in cash for payment when the director ceases to be a director. Fees may be deferred for settlement in cash or shares of Common Stock, at the election of the director. Amounts deferred for settlement in cash accrue interest at the prevailing announced prime interest rate of a major commercial bank. Amounts deferred for settlement in Common Stock are converted into deferred stock units based on the per-share price on the date of deferral.
Each deferred stock unit will be credited with an amount equal to the dividend paid on a share of Common Stock if and when such dividends are declared and paid. Each director may elect to receive payment of the director's deferred account balance in a lump sum or in equal installments over ten years.

	All amounts deferred are unsecured. The Company has entered into an executive trust agreement with Marshall & Ilsley Trust Company to provide a means of segregating assets for the payment of director deferred compensation, subject to the claims of the Company's creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

	Termination of Director Retirement Plan. The retirement plan for the directors was terminated on December 31, 1996, as to directors who had not retired as of that date. Active directors who were participants in the director retirement plan on December 31, 1996, received a one-time grant of deferred stock units under the deferred stock plan based on the actuarially calculated present value of their accrued benefit under the retirement plan. Accordingly, directors were credited with the following numbers of deferred stock units: Messrs Bueche, 4,796; Davis, 3,194; McGaffey 3,635; McKeithan, 3,166; Osborn, 3,342; Tisdale, 3,455; Winter, 4,796; and Ms. Whitelaw, 766.
Directors who retired prior to December 31,1996, will continue to receive retirement benefits under the director retirement plan as in effect prior to 1997 ($16,000 from the Company and $11,200 from Wisconsin Gas). These amounts equal the fees that a director attending all board and three committee meetings would have received in 1996. Retirement benefits are payable for a period equal to the director's service as a director, up to 10 years, or until the death of the retired director, whichever occurs earlier

	Stock Options. Directors participate in the 1992 Director Stock Option Plan, pursuant to which options to purchase 2,000 shares of Common Stock are automatically granted annually on the fourth Tuesday in February to each non-employee director. The exercise price per share for options granted under the 1992 Director Stock Option Plan is equal to the fair market value of a share of Common Stock on the date of grant. On February 27, 1996, Messrs. Bueche, Davis, McGaffey, McKeithan, Osborn, Tisdale and Winter and Ms. Whitelaw each received an option to purchase 2,000 shares of Common Stock at a per-share exercise price of $33.0625. Options granted under the 1992 Director Stock Option Plan are immediately exercisable and have a ten-year term; provided, however, that no option may be exercised after 24 months have elapsed from the date the optionee ceased being a director. On February 25, 1997, options to purchase an additional 2,000 shares of Common Stock were granted to each director at a per-share exercise price of $36,125

                      SECURITY OWNERSHIP OF MANAGEMENT

	The following tabulation sets forth the number of shares of Common Stock beneficially owned, as of February 28, 1997, by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.

                                      Amount and Nature   Percent    Deferred
Title of             Name of           of Beneficial        of        Stock
 Class          Beneficial Owner     Ownership (1)(2)(3)  Class (4)  Units (5)
------------  ---------------------  -------------------  ---------  ---------
Common Stock  Wendell F. Bueche          12,365              -          5,353
              Willie D. Davis            10,511              -          3,751
              James C. Donnelly          76,484              -
              Jere D. McGaffey           13,129              -          4,192
              Daniel F. McKeithan,Jr     11,000              -          3,723
              Robert A. Nuernberg        46,430              -
              Guy A. Osborn              12,000              -          4,178
              Thomas F. Schrader        129,515              -
              Stuart W. Tisdale          88,226 (6)          -          4,012
              George E. Wardeberg        78,066 (7)          -
              Joseph P. Wenzler         133,371 (8)          -          1,333
              Essie M. Whitelaw          10,000              -          5,353
              William B. Winter          12,588 (9)          -

              All directors and
              executive officers as
              a group (13 persons)      633,685            3.4%


(1) Each beneficial owner exercises sole voting and investment power with respect to the shares shown as owned beneficially, except as noted in footnotes (3), (5), (6), (7), (8) and (9).

(2) Includes the following numbers of shares covered under options exercisable as of or within 60 days of February 28, 1997: Mr. Donnelly, 65,649; Mr. Nuernberg, 33,849; Mr. Schrader, 93,424; Mr. Wardeberg, 36,166; Mr. Wenzler, 87,750; Messrs Bueche, Davis, McGaffey, McKeithan, Osborn and Winter and Ms. Whitelaw, 10,000 each; Mr. Tisdale, 8,000 and all directors and executive officers as a group, 394,838.

(3) Includes the following numbers of shares of restricted stock over which the holders have sole voting but no investment power: Mr. Donnelly, 4,000; Mr. Nuernberg, 800; Mr. Schrader, 4,000; Mr. Wardeberg, 8,000; and Mr. Wenzler, 3,000; and all directors and executive officers as a group, 19,800. The restricted stock vests in 1999 if the Company's total return to shareholders for the three-year period ending with 1998 exceeds a pre-established goal.

(4) Where no percentage figure is set out in this column, the person owns less than 1% of the outstanding shares.

(5) Deferred stock units are issued under the deferred stock plan and the deferred compensation plan discussed under "Compensation of Directors - Deferred Compensation" and "Compensation of Directors - Termination of Director Retirement Plan."

(6) Includes 4,852 shares owned by Mr. Tisdale's spouse

(7) Includes 4,200 shares owned jointly by Mr. Wardeberg and his spouse.

(8) Includes 526 shares owned by Mr. Wenzler's spouse.

(9) Includes 2,588 shares owned by Mr. Winter's spouse.

	Security Ownership of Other Beneficial Owner. The following tabulation sets forth information regarding beneficial ownership by persons known by the Company to own, as of February 21, 1997, 5% or more of the outstanding Common Stock. The beneficial ownership set forth in the table has been reported on a filing made on Schedule G with the Securities and Exchange Commission by the beneficial owner.


                         Amount and Nature of Beneficial Ownership
                         -----------------------------------------
                               Voting Power    Investment Power               Percent
Name and Address of         -----------------  ----------------                 of
Beneficial Owner             Sole    Shared     Sole    Shared     Aggregate   Class
--------------------------  ------  --------   ------  --------    ---------  -------
Marshall & Ilsley Corp.(1)
770 North Water Street
Milwaukee, WI  53202        69,554   916,682   72,218   913,649     986,236    5.36%


(1) Represents a joint filing by Marshall & Ilsley Corporation and its subsidiaries M&I First National Bank, Marshall & Ilsley Trust Company, Marshall & Ilsley Trust Company of Florida, and M&I Marshall & Ilsley Trust Company of Arizona. Marshall & Ilsley Corporation and its subsidiaries disclaim beneficial ownership of 900,230 shares of such Common Stock.


EXECUTIVE COMPENSATION

	The following tabulation is a three-year summary of the compensation awarded or paid to, or earned by, the persons who served as Company's chief executive officer during 1996 and each of the Company's four other most highly compensated executive officers whose total cash compensation exceeded $100,000 in 1996

                                                          SUMMARY COMPENSATION TABLE
                                                                                	                Long Term
                                                                                               Compensation
                                               Annual Compensation                                Awards
                                    ----------------------------------------  --------------------------------------------
                                                                                                  Securities
                                                               Other Annual    Restricted         Underlying    All Other
Name and Principal                                             Compensation       Stock            Options/   Compensation
Position                            Year  Salary($)  Bonus($)    ($) (1)      Awards($) (2)         SARs(#)      ($) (3)
--------------------------------    ----  ---------  --------  -------------  -------------       ----------- ------------
George E. Wardeberg, President      1996  $393,750   $217,638                   $264,000            20,000      $17,250
  and Chief Executive Officer of    1995   368,750    192,455                                       15,000       16,250
  the Company and Chairman of       1994   327,500    113,200                    185,250            15,000       19,241
  its subsidiaries (4)

Thomas F. Schrader, Vice President  1996   290,650   $177,903                    132,000            10,000      $13,126
  of the Company and President and  1995   278,500    176,857                                       10,000       12,640
  Chief Executive Officer of        1994   264,925     65,163                    123,500            10,000       16,112
  Wisconsin Gas, WICOR Energy and
  FieldTech(5)

James C. Donnelly, Vice President   1996   277,525    $59,218                    132,000            10,000      $12,735
  of the Company and President      1995   267,800     28,253                                       10,000       13,185
  and Chief Executive Officer of    1994   251,633    105,020                    123,500            10,000       15,848
  Sta-Rite

Joseph P. Wenzler, Vice President,  1996   272,050   $120,296                     99,000             7,500      $12,382
  Treasurer and Chief Financial     1995   261,850    106,700                                        7,500       11,974
  Officer of the Company; Vice      1994   252,650     69,800                     92,625             7,500       15,498
  President and Chief Financial
  Officer of Wisconsin Gas;
  Secretary and Treasurer of
  SHURflo and Hypro; and Vice
  President and Treasurer of
  WICOR Energy and FieldTech (5)

Robert A. Nuernberg, Secretary      1996   142,750    $49,125                     26,400               2,000     $7,138
  of the Company WICOR              1995   138,000     48,307                                          2,000      6,900
  Energy and FieldTech; Vice        1994   133,000      7,000                     24,700               2,000      9,516
  President-Corporate Relations
  and Secretary of Wisconsin Gas (5)

(1)	The aggregate amount of personal benefits provided by the Company and its subsidiaries to the executive officers named in this table in any year did not exceed the lesser of $50,000 or 10% of each officer's annual salary and bonuses reported in the table for any of the years indicated.

(2)	The amounts in the table reflect the market value on the date of grant of restricted stock awarded under the 1994 Long-Term Performance Plan. The number of shares of restricted stock held by the executive officers named in the table and the market value of such shares as of December 31, 1996, were as follows: Mr. Wardeberg, 14,000 shares, $502,250; Messrs.
Schrader and Donnelly, 8,000 shares, $287,000; Mr. Wenzler, 6,000 shares, $215,250; and Mr. Nuernberg, 1,600 shares, $57,400. The restricted stock vests three years after issuance provided the Company's three-year total return to shareholders exceeds a pre-established goal. Holders of shares of restricted stock are entitled to receive dividends on such shares. The numbers of shares of restricted stock held by the named officers on February 28, 1997, are set out in footnote 3 to the Security Ownership of Management and Certain Beneficial Owners table.

(3)	The amounts shown in this column for 1996 are comprised of the following items:  Company contributions to 401(k) and supplemental savings plans:
Mr. Wardeberg, $17,250; Mr. Schrader, $13,126; Mr. Donnelly, $12,601; Mr. Wenzler, $12,382; and Mr. Nuernberg, $7,138. Above market earnings on deferred compensation: Mr. Donnelly, $134.

(4)	On February 1, 1994, Mr. Wardeberg was elected President and Chief
Executive Officer of the Company and Chairman of Wisconsin Gas, Sta-Rite and SHURflo. He was elected Chairman of Hypro and WICOR Energy in 1995 and FieldTech in 1996.

(5)	These executive officers were elected to their positions with SHURflo in
1993, Hypro and WICOR Energy in 1995, and FieldTech in 1996.

                     Stock Option Information

The Company has in effect equity plans pursuant to which options to purchase Common Stock may be granted to key employees (including executive officers) of the Company and its subsidiaries. The following tabulation sets forth information regarding grants of options made by the Company in 1996 to the executive officers named in the Summary Compensation Table. No SARs were awarded in 1996.


                              OPTION/SAR GRANTS IN 1996 FISCAL YEAR


                             Individual Grants
---------------------------------------------------------------------------------
                        Number of    Percent of Total
                       Sec. Under    Options Granted    Exercise                   Grant Date
                       Opt./SARs      to Employees       or Base       Expiration   Present
Name                 Granted (#)(1)  in Fiscal Year    Price ($/sh.)      Date      Value(2)
-------------------  --------------  ----------------  --------------  ----------  ----------
George E. Wardeberg      20,000           12.3            $ 33.00       2/20/06     $ 76,600

Thomas F. Schrader       10,000            6.1              33.00       2/20/06       38,300

James C. Donnelly        10,000            6.1              33.00       2/20/06       38,300

Joseph P. Wenzler         7,500            4.6              33.00       2/20/06       28,725

Robert A. Nuernberg       2,000            1.2              33.00       2/20/06        7,660


(1) The options reflected in the table (which are nonstatutory stock options for purposes of the Internal Revenue Code) were granted on February 20, 1996 and vest ratably over the three-year period from the date of grant.

(2) Amounts in this column were calculated using the Black-Scholes option pricing model. The model assumes: (a) an option term of 10 years and an average life of 5.64 years; (b) a risk-free interest rate of 4.97%; (c) volatility (variance of rate of return) of 16.4%; and (d) a dividend yield of 4.97%. The actual value, if any, that an optionee may realize upon exercise will depend upon the excess of the price of the Common Stock over the option exercise price on the date that the option is exercised. There is no assurance that the value received by the optionee will be at or near the value estimated by the Black-Scholes model

	The following tabulation sets forth information regarding the exercise of stock options during 1996 and the unexercised options held at December 31, 1996, by each of the executive officers named in the Summary Compensation
Table.


                  AGGREGATED OPTION/SAR EXERCISES IN 1996 FISCAL YEAR,
                            AND FY-END OPTION/SAR VALUES

                                                 Numbers of
                                             Securities Underlying     Value of Unexercised
                                              Unexercised Options/     In-the-Money Options/
                       Shares                  SARs at FY-End (#)       SARs at FY-End ($)
                      Acquired              -----------------------  ------------------------
                     on Exercise  Realized                Unexer-                  Unexer-
Name                     (#)         ($)    Exercisable    cisable   Exercisable     cisable
-------------------  -----------  --------  -----------  ----------  -----------  -----------
George E. Wardeberg        0      $      0    19,500       40,000    $  129,156   $  198,125

Thomas F. Schrader     3,000        43,594    83,424       20,001     1,050,624       97,089

James C. Donnelly      4,500        90,984    55,649       24,501       687,185      181,886

Joseph P. Wenzler          0             0    80,250       15,000     1,061,646       72,813

Robert A. Nuernberg    3,000        54,281    31,849        4,001       437,754       19,424

                        Pension and Retirement Plans

	The Company and its subsidiaries maintain pension and retirement plans in which the executive officers and other employees participate. The companies also maintain supplemental retirement plans for officers and certain other employees to reflect certain compensation that is excluded under the retirement plans and to provide benefits that otherwise would have been accrued or payable except for the limitations imposed by the Internal Revenue Code.

	The following tabulation sets forth the annual retirement benefits payable under the pension plans, as supplemented, for the indicated levels of final average earnings with various periods of credited service. Benefits reflected in the table are based on an assumed retirement age of 65.


                                 PENSION PLAN TABLE

                                 Years of Service
                ----------------------------------------------------
Remuneration       10         15         20         25         30
------------    --------   --------   --------   --------   --------
$200,000        $ 38,966   $ 58,449   $ 77,932  $  89,173   $ 92,173

250,000           48,866     73,299     97,732    111,823    115,573

300,000           58,766     88,149    117,532    134,473    138,973

350,000           68,666    102,999    137,332    157,123    162,373

400,000           78,566    117,849    157,132    179,733    185,773

450,000           88,466    132,699    176,932    202,423    209,173

500,000           98,366    147,549    196,732    225,073    232,573

	The compensation covered by the pension plan, as supplemented, for the named executive officers includes all compensation reported for each individual as salary and bonus in the Summary Compensation Table. Messrs. Wardeberg, Schrader, Donnelly, Wenzler and Nuernberg have 7, 18, 9, 22 and
27 years, respectively, of credited service under the pension plan.
Pursuant to a supplemental retirement plan, Messrs. Schrader and Nuernberg will receive a supplemental retirement benefit of $25,000 per year for 15 years beginning at age 65, payable in monthly installments.

	A retired executive officer who is married at the time of retirement and selects one of the available joint and surviving spouse annuity payment options will also receive the difference between the monthly benefits payable under the single life annuity payment option and the 50% joint and surviving spouse annuity payment option for the lives of the retired officer and spouse. Upon the death of the retired officer, the surviving spouse will receive 50% of the supplemental benefit for life

	The retirement benefits set out in the above table are based on a straight life annuity. The election of other available payment options would change the retirement benefits shown in the table. The plan does not provide for reduction of retirement benefits to offset Social Security or any other retirement benefits.

	The Company has entered into an executive trust agreement with Marshall & Ilsley Trust Company to provide a means of segregating assets for the payment of these benefits (as well as benefits under the Company's supplemental retirement plan), subject to the claims of the Company's creditors. Such trust is only nominally funded until the occurrence of a potential change of control.

Agreements With Certain Executive Officers

	The Company has agreements with Messrs, Wardeberg, Schrader, Donnelly and Wenzler that provide that each such executive officer is entitled to benefits if, following a "change of control" (as such term is defined in the agreements), the officer's employment is ended through (i) termination by the Company, other than by reason of death or disability or for cause (as defined in the agreements), or (ii) termination by the officer following the first anniversary of the change in control or due to a breach of the agreement by the Company or a significant change in the officer's responsibilities. In general, the benefits provided are: (i) a cash termination payment of up to three times the sum of the executive officer's annual salary and his highest annual bonus during the three years before the termination, (ii) supplemental pension benefits,(iii) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination, and (iv) outplacement services. The agreements also provide the foregoing benefits in connection with certain terminations that are effected in anticipation of a change of control. Each agreement provides that if any portion of the benefits under the agreement or under any other agreement for the officer would constitute an "excess parachute payment" for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code, or which the Company may pay without loss of deduction under the Code.

       BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

	The Company's executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee is comprised of four independent, non-employee directors. Following Compensation Committee review and approval, matters relating to executive compensation (other than the grant of stock options and restricted stock) are submitted to the full Board for approval. The Compensation Committee utilizes an independent compensation consultant. The consultant provides advice to the Committee on compensation-related issues, including incentive plan design and competitive compensation data for officer positions

Compensation Policies

	Policies are used to set a general direction and as a backdrop against which specific compensation decisions are made.

    - Design of executive pay programs is intended to attract and retain top talent, motivate and reward performance.

    - Differences in pay practices and performance measures between the Company's primary lines of business are recognized.

    - Compensation opportunities, by component and in the aggregate, are targeted at the median (50th percentile) of competitive practice.

    - Achievement of incentive compensation levels is dependent on attainment of performance goals as agreed to by the Board annually. These goals relate to the achievement of the Company's operating and financial plan, individual objectives and milestones in the Company's longer-term strategic plan.

    - In business units where an all-employee bonus or profit-sharing program exists, a portion of each executive's incentive compensation is determined on the same criteria.

    - The focus on enhancement of shareholder value is accomplished by tying a significant portion of total pay to performance of the Company's stock.

	In assessing executive performance and pay, the members of the Compensation Committee consider and weigh in their judgment factors outside the formal incentive plans. These factors include operational and financial measures not specifically incorporated in the incentive plans, and actual performance in dealing with unanticipated business conditions during the year. The Compensation Committee believes such factors should be considered in addition to the more formalized factors to assess and reward executive performance properly.

	Base salary midpoints, annual incentive targets and long-term incentive grants are set based on a competitive analysis conducted by the independent compensation consultant. As indicated above, compensation opportunities, by component and in the aggregate, are set at or near the 50th percentile of competitive practice for comparably sized organizations. Rates for the gas utility positions are set using survey sources from the utility industry.
There is substantial overlap between the companies in these surveys and the companies used in the peer company index in the Performance Graph. Rates for the nonutility positions are set using survey sources from general industry; there is no overlap with the Performance Graph peer companies here.

Components of Compensation

	Base salary. The Compensation Committee targets salary range midpoints as indicated above. Individual salaries range above and below the midpoint based upon an individual's past and current performance, and expectations for future performance. The factors considered in this review are job specific and vary depending on the individual's position. There is no specific weighting given to these factors.

	Annual incentive plan. The Company's annual incentive compensation plan tailors each officer's incentive potential to that officer's Company and subsidiary responsibilities. The plan sets incentive targets ranging from 20% to 50% of base salary. The plan is designed to compensate the officers primarily on a formula basis. For the Chief Executive Officer and the Chief Financial Officer, the formula bases 75% of the targeted award on the Company's earnings per share (EPS) and 25% on individual performance objectives. For Company Vice Presidents, who are also the subsidiary presidents, the formula bases 25% of the targeted award on the Company's earnings per share, 25% on individual performance objectives, and 50% on subsidiary performance objectives. Subsidiary performance objectives for Wisconsin Gas include financial, customer service and safety objectives (weighted at 67% of this component) and financial objectives (weighted at 33%). Performance objectives for Sta-Rite include net earnings (weighted at 67% of this component) and return on assets (weighted at 33%). Individual performance objectives vary among the officers, but may include such things as cost management, product development, sales growth, personnel management and development, and management of specific projects. The Compensation Committee exercises its judgment on a case-by-case basis in determining the weight to be accorded any individual performance objective.

	For 1997, the Compensation Committee has approved a modification in the annual incentive plan to further strengthen the relationship between awards earned under the Plan and increase in shareholder value. Beginning in 1997, corporate and business unit earnings goals will incorporate a return on capital component. Individual performance objectives will continue to be measured in determining actual awards.

	Long-term incentive plan. The Company's long-term incentive compensation plan provides for annual awards of stock options and biennial awards of performance-based restricted stock. The plan splits an officer's long-term incentive opportunity equally (based on value) between stock options and performance-based restricted stock. The independent compensation consultant provides the Compensation Committee with a long-term incentive grant schedule that approximates a market median grant opportunity. The Compensation Committee reserves the right to adjust this schedule upward or downward based on Company performance; however, it is the Compensation Committee's intention that in most cases grants will be provided at targeted levels

	Stock options may be incentive stock options or nonstatutory options which have a term of not more than ten years and have an exercise price equal to the fair market value on the date of grant. The Compensation Committee determines the manner and conditions under which the options become exercisable. The number of options granted is based on the participant's office or position, with an equal number of shares generally being granted to individuals holding the same or similar positions, such as vice president of an operating subsidiary. Performance-based restricted stock will vest three years from the year of grant provided the Company's three-year total return to shareholders equals or exceeds pre-established goals relative to the Performance Graph peer group (the PaineWebber Gas Distribution Utility Index). For other subsidiary officers who participate in the plan, the restricted stock will vest in three-years provided the appropriate subsidiary's three-year financial performance (three-year cumulative earnings for Wisconsin Gas and return on assets for Sta-Rite) equals or exceeds the pre-established goal.

Compensation of Officers

	The Compensation Committee sets base salaries of officers within the established ranges. The Compensation Committee considers specified financial measures tailored to the Company and each subsidiary, each officer's contribution to achieving corporate goals, and such officer's achievement of personal performance objectives. Examples of financial measures are net income earned relative to budget, return on total assets, return on sales, and rate of return earned versus allowed. The Compensation Committee weighs the financial measures differently for each officer, in recognition that the Company's principal subsidiaries operate in different industries with different compensation practices and that the officers' responsibilities differ. For example, the rate of return earned versus that nominally allowed by state regulatory authorities having jurisdiction over the gas utility subsidiary is applicable only to officers of the utility company, whereas return on total assets and return on sales are applicable primarily to officers of the manufacturing subsidiaries. Examples of personal performance objectives considered by the Compensation Committee are set out above in the discussion of the Annual Incentive Plan. The Compensation Committee exercises its judgment in determining the relative weight to be accorded each personal objective.

	As stated above, each officer's annual incentive award, if any, is based on a formula, although the Compensation Committee exercises its judgment in determining the weights to be accorded the achievement of personal objectives. Long-term incentive awards (stock options and restricted stock) are also formula-based, with individual awards being set relative to the officer's position. The specific number of stock options awarded is based on the number of options to be awarded to all key employees of the Company and its subsidiaries and the number of options previously granted and outstanding, as determined by the Compensation Committee. Options granted in 1996 were nonstatutory, have a term of ten years, and first become exercisable one-third each year on the first, second and third
anniversary of the grant.   Restricted stock grants were made in the
targeted amounts

Compensation of the Chief Executive Officer

	For 1996, the Compensation Committee increased the base salary of George E. Wardeberg, the Company's Chief Executive Officer, by $25,000 or 6.7% effective April 1, 1996. The increase reflects his overall performance, as demonstrated by record earnings for the Company in 1995, an increase in earnings per share of 17% and a total return of 20%, along with his position in the salary range. The increase sets Mr. Wardeberg's salary in the second quartile of the range targeted by the Compensation Committee.

	The Compensation Committee awarded Mr. Wardeberg 20,000 nonstatutory stock options in 1996. The number of options awarded was at the targeted number established in the long-term incentive compensation plan.

	The annual incentive award to Mr. Wardeberg for 1996 was $217,638 or 55% of his salary as compared to a target of 50% of salary. This award reflects Mr. Wardeberg's significant contributions to the Company during 1996. The Company's financial objectives were met with net earnings and earnings per share increasing 18% and 10%, respectively. WICOR also outperformed its industry peers over the last five years as shown in the accompanying Total Return Comparison performance graph. In addition, Mr. Wardeberg accomplished his personal objectives in the areas of growth, human resources and preserving the Company's financial strength. The Compensation Committee exercised its judgment in determining the weights accorded to his accomplishment of these personal objectives.

Compliance with Tax Regulations

	The Company has considered the implications of the Section 162(m) tax rules regarding deductibility of annual executive compensation over $1 million. The cash compensation levels for Company officers fall well below this level and, hence, no specific changes are proposed to the cash compensation program. However, it is important to note that most of the components of compensation described above are consistent with the tax rules regarding performance-based compensation incentives.

	The Compensation Committee did, however, seek qualification of the stock components of the program as "performance-based compensation" plans pursuant to these tax rules. To that end, proposals were included in the 1994 Proxy Statement establishing a per-person limitation for stock option and restricted stock awards. The proposals were approved by the shareholders.

                          Guy A. Osborn, Chairman
                          Wendell F. Bueche
                          Willie D. Davis
                          Daniel F. McKeithan, Jr.
                          Members of the Compensation Committe

PERFORMANCE PRESENTATION

	The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (dividends declared plus share appreciation) to the S&P 500 Stock Index and the PaineWebber Gas
Distribution Utility Index, comprised of 35 U.S. natural gas distribution utilities. The information presented assumes that all dividends were reinvested.

                   [Performance graph will appear here.]

                        Total Return Comparison *
                    Among WICOR, Inc., S&P 500 Index
             and PaineWebber Gas Distribution Utility Index


                        Measurement Period - FYE
                 Measurement Point - December 31, 1991


               1991      1992      1993      1994      1995      1996
             --------  --------  --------  --------  --------  --------

WICOR          $100      $119      $145      $138      $165      $193

S&P 500        $100      $108      $119      $120      $165      $203

Industry**     $100      $119      $135      $118      $153      $182


* Includes Reinvested Dividends

** PaineWebber Gas Distribution Utility Index

SHAREHOLDER PROPOSALS

	Proposals which shareholders of the Company intend to present at the 1998 Annual Meeting of Shareholders must be received by the Company by the close of business on November 14, 1997.

	OTHER MATTERS

	Arthur Andersen LLP was retained as the Company's independent auditors for the year ended December 31, 1996 and, upon the recommendation of the Audit Committee, the Board has reappointed Arthur Andersen as independent public accountants for the Company for the year ending December 31, 1997. A representative of Arthur Andersen is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and it is expected that such representative will be available to respond to appropriate questions.

	The Company will file with the Securities and Exchange Commission on or before March 31, 1997, an annual report on Form 10-K for the fiscal year ended December 31, 1996. The Company will provide without charge a copy of this Form 10-K (including financial statements and financial statement schedules, but not including exhibits thereto) to each person who is a record or beneficial holder of shares of Common Stock as of the record date for the Annual Meeting and who submits a written request for it. A request for a Form 10-K should be addressed to Robert A. Nuernberg, Secretary, WICOR, Inc., P.O. Box 334, Milwaukee, Wisconsin 53201.

	Management does not intend to present to the Annual Meeting any matters other than the matters described in this Proxy Statement. Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote thereon in accordance with their best judgment.

	The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers of the Company and regular employees of its subsidiaries. The Company may reimburse brokers and other nominees for their expenses in communicating with the persons for whom they hold Common Stock.

                                  By Order of the Board of Directors


                                  Robert A. Nuernberg
                                       Secretary
March 13, 199

                            APPENDIX I
                               WICOR
                       VOTING AUTHORIZATION
                                                   [X] Please mark your
                                                      votes as this
                                                     WICOR
                                             VOTING AUTHORIZATION
----------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR all nominees in Item 1.
----------------------------------------------------------------------------
1.  Election of the following nominees as directors for three-year terms:
     Willie D. Davis, Guy A. Osborn and William B. Winter

    FOR all nominees         WITHHOLD
    (except as marked        AUTHORITY
    to the contrary)     to vote for all nominees
         / /                    /  /
    (Instruction: To withhold authority to vote for any nominee write the name below)

    -------------------------------------------
    . . . . . . . . . . . . . . . . . . . . . .
    .                                         .
    .                                         .
    .                                         .
    .                                         .
    .                                         .  This Voting Authoriza-
    .                                         .  tion is Solicited by the
    .                                         .  Board of Directors
    . . . . . . . . . . . . . . . . . . . . . .
Signature(s) _________________________________    Date ________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                             FOLD AND DETACH HERE
March 13, 1997

Dear WICOR Shareholder:

Enclosed is a notice of WICOR's annual shareholders meeting, coming up
April 24, 1997, in Milwaukee. Also enclosed is a proxy statement and voting authorization card. You have already received a copy of the 1996 WICOR annual report.

It's important that you fill out and return the authorization card as soon as possible. It entitles you, as an owner of WICOR common stock through our company's savings plan, to vote your interest at the annual meeting.

Filing out the card directs the Trustee of your shares held in the savings plan as of February 21, 1997, to vote them on your behalf. You must return your marked and signed card in order to have the Trustee vote your shares.

The WICOR Board of Directors urges you to exercise this right to vote. To make sure your vote counts, and to prevent the expense of WICOR sending further reminder notices, please mark and sign your voting authorization card now and return it to the Trustee in the enclosed envelope.

Thank you,

Sincerely,
George E. Wardeberg
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE WICOR SHAREHOLDERS ANNUAL MEETING, MARK YOUR VOTES ON THE ENCLOSED VOTING AUTHORIZATION CARD, DATE IT, SIGN IT EXACTLY AS YOUR NAME APPEARS AND RETURN IT TODAY IN THE ENCLOSED ENVELOPE.

         ---  (BACKSIDE OF VOTER AUTHORIZATION FORM)  ---

                              WICOR

                      VOTING AUTHORIZATION


The undersigned acknowledges receipt of the WICOR, Inc. Annual Report for 1996 and the proxy solicitation material relative to the Annual Meeting of Shareholders of WICOR, Inc. to be held April 24, 1997. As to my interest in the Common Stock of WICOR, Inc. held by Marshall and Ilsley Trust Company, the Trustee under the WICOR, Inc. Master Savings Trust, I hereby instruct the Trustee to vote as indicated on the reverse side.



The shares represented by this authorization will be voted as directed by the undersigned. If no direction is given when the duly executed authorization is returned, the Trustee cannot vote such shares.



THIS VOTING AUTHORIZATION IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF WICOR, INC., APRIL 24, 1997.

                                    (continued on the reverse side)

                            APPENDIX II
                                                  /X/  Please mark your
                                                       votes as indicated
                               WICOR                   in this example
                               PROXY
------------------------------------------------------------------------
The Board of Directors recommends a vote FOR all nominees in Item 1.
------------------------------------------------------------------------
1. Election of the following nominees as directors for three-year terms:
   Willie D. Davis, Guy A. Osborn and William B. Winter

   FOR all nominees           WITHHOLD
   (except as marked          AUTHORITY
    to the contrary)   to vote for all nominees
         / /                     / /

    (Instruction: To withhold authority to vote for
     any nominee write the name below)
    ------------------------------------------
                                               Please check this box
                                               if you plan to attend
                                               the annual meeting
                                                       [  ]
                                               This Proxy is Solicited
                                               by the Board of Directors
Signature(s) __________________________    Date __________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                       FOLD AND DETACH HERE
March 13, 1997

Dear WICOR Shareholder:

We're pleased to send you the enclosed 1996 annual report and proxy materials. I hope you'll find the annual report interesting and informative, and that you'll exercise your right to vote at the annual meeting by returning your proxy card promptly.

I'd also like to invite you to attend WICOR's Annual Meeting of Shareholders on Thursday, April 24, 1997. This year's meeting will be held at the Italian Community Center, 631 East Chicago Street, Milwaukee, Wisconsin, beginning at 2:00 p.m. (Central Time). A map with directions to the center is on the reverse side of this letter. Free parking is available in a lot on the south side of the building.

At the meeting, we will elect directors, discuss 1996 performance and talk about the future. As an investor in WICOR, you have a right and a responsibility to vote on issues affecting your company. Regardless of whether you plan to attend the annual meeting, please mark the appropriate boxes on the proxy form, and then date, sign and promptly return the form in the enclosed, postage-paid envelope. If you sign and return the proxy form without specifying your choices, your shares will be voted according to the recommendations of your board of directors.

If you plan to attend the annual meeting, please check the appropriate box on the proxy card. We welcome your comments and suggestions, and we will provide time during the meeting for questions from shareholders. I hope to see you on April 24.

Sincerely,

George E. Wardeberg
President and Chief Executive Office

                               WICOR

                     COMMON SHAREHOLDER PROXY

The undersigned hereby appoints George E. Wardeberg and Joseph P. Wenzler, and each of them, as proxy with the power of substitution (to act by a majority present or if only one acts then by that one) to vote for the undersigned as indicated on the reverse side and in their discretion on such other matters as may properly be considered at the Annual Meeting of Shareholders of WICOR, Inc. to be held Thursday, April 24, 1997, at 2:00 P.M., at the Italian Community Center, 631 E. Chicago Street, Milwaukee, Wisconsin, and at any adjournments thereof.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" all nominees in Item 1 and in the discretion of the proxies on any other items of business as may properly arise at the meeting.

Please mark, date and sign on the reverse side exactly as name appears and return in the enclosed postage-paid envelope. If shares are held jointly, each shareholder named should sign. If signing as attorney, administrator, executor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer.



THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS OF WICOR, INC., APRIL 24, 1997.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                       FOLD AND DETACH HERE



           Map of downtown Milwaukee, Wisconsin, showing
      location of annual meeting and the routes to take within
         Milwaukee and from Chicago, Green Bay and Madison.